Exhibit 99.1

For Immediate Release

Corvus Pharmaceuticals Announces Second Quarter Financial Results

and Provides Business Update

Burlingame, Calif., August 4, 2016 — Corvus Pharmaceuticals, Inc. (NASDAQ: CRVS), today announced financial results for the second quarter and six months ended June 30, 2016 and provided a business update.

“We are making good progress with our product candidates,” said Richard A. Miller, M.D., co-founder, president and chief executive officer of Corvus. “Enrollment in the dose selection stage of our Phase 1/1b trial with our lead product candidate, CPI-444, is continuing on track and as of today we have opened 18 sites in the U.S., Canada and Australia.  Patients have been dosed in each of the three single agent cohorts and in the cohort evaluating CPI-444 in combination with Genentech’s TECENTRIQ™ (atezolizumab).

“We also initiated IND-enabling studies with our humanized anti-CD73 antibody, an adenosine production inhibitor, in anticipation of commencing a Phase 1 trial in late 2017.  Additionally, we selected a lead candidate for our ITK inhibitor program and expect to start IND-enabling studies with a Phase 1 trial anticipated in late 2017.

“To date, our successful execution of a strategy based on in-licensing product opportunities and developing products from our internal R&D efforts has led to a robust pipeline of four programs. During the quarter, we continued to build upon this strategy and expertise with the recently announced addition of Dr. Jason Coloma, who joins us from Roche as our Chief Business Officer, and who adds further depth to our team,” concluded Dr. Miller.

Summarized highlights of the quarter and subsequent weeks included:

•                  Ongoing enrollment in the dose selection stage of Corvus’ Phase 1/1b trial with CPI-444 with patients dosed in each of the four cohorts; three of which are single agent and one that is in combination with Genentech’s TECENTRIQ™

•                  Presented at the Rational Combinations meeting in June preliminary biomarker and research data indicating CPI-444’s ability to block the peripheral lymphocyte adenosine A2A receptor. These data confirmed that dosing leads to high levels of A2A receptor occupancy by the drug.  In addition, observations of an increase in activated immune cells in blood in some treated patients receiving single agent and combination therapy were reported. The presentation also included preclinical models demonstrating the foundational strategy for CPI-444 with single agent activity and synergy shown in several tumor models with various checkpoint inhibitors

•                  Received notice of the acceptance of three abstracts for the European Society for Medical Oncology (ESMO) meeting to be held October 7-11

•                  Announced the hiring of Dr. Jason Coloma from Roche to the newly created post of Chief Business Officer

•                  Initiated IND-enabling studies using Corvus’ humanized anti-CD73 antibody with a Phase 1 trial planned for late 2017

•                  Selected a lead ITK inhibitor drug candidate for IND enabling studies with plans to initiate a Phase 1 in late 2017

Second Quarter 2016 Financial Results

At June 30, 2016, Corvus had cash, cash equivalents and marketable securities totaling $152.2 million, which included the underwriter’s decision to exercise its over-allotment option to purchase 502,618 shares of Corvus’ common stock following its IPO, and which resulted in net proceeds to the Company of $7.0 million. This compared to cash, cash equivalents and marketable securities of $94.4 million at December 31, 2015.

Research and development expenses for the three months ended June 30, 2016 totaled $7.1 million, up from $2.0 million for the prior period, primarily due to an increase of $1.4 million in personnel and related costs associated with higher headcount, an increase of $2.1 million in outside costs for the Phase 1/1b clinical trial for CPI-444, and an increase of $1.1 million in outside costs associated with other clinical development programs.

General and administrative expenses for the three months ended June 30, 2016 increased to $1.7 million, from $0.3 million for the prior period, primarily due to an increase of $0.9 million in personnel and associated costs, and $0.3 million in costs associated with operating as a public company.

The net loss for the three months ended June 30, 2016 was $8.6 million, compared with a net loss of $20.2 million, for same period in 2015.  The 2015 net loss included $17.9 million associated with a non- cash change in the fair value of the company’s convertible preferred stock liability.  Total stock compensation expense for the three months ended June 30, 2016 was $1.1 million, compared to negligible stock compensation expense in the prior year period.

About Corvus Pharmaceuticals

Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the development and commercialization of small molecule and antibody agents that target the immune system to treat patients with cancer. These agents block or modify crucial immune checkpoints and reprogram immune T-cells. Corvus’ lead product, CPI-444 is a checkpoint inhibitor that is designed to disable a tumor’s ability to subvert attack by the immune system by inhibiting adenosine in the tumor microenvironment. CPI-444 is a small molecule that is taken orally. CPI-444 is currently being evaluated in a multicenter Phase 1/1b clinical trial in patients with various solid tumors. This successive expansion cohort trial is examining the activity of CPI-444 both as a single agent and in combination with TECENTRIQ™, Genentech’s cancer immunotherapy. TECENTRIQ™ is a fully humanized monoclonal antibody targeting protein programmed cell death ligand 1 (PD-L1). Corvus is conducting the trial with Genentech, a member of the Roche Group, under a clinical trial collaboration the two companies entered into in October 2015. For more information, visit www.corvuspharma.com

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to the potential efficacy of CPI-444, both as a single agent and in combination with anti-PD-1 or anti-PD-L1, the Company’s ability to develop and advance product candidates into and successfully complete clinical trials, the timing of Phase I clinical trials for the Company’s anti-CD73 antibody and ITK inhibitor, the Company’s ability to identify assets that can be in-licensed and further developed internally. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Corvus’ control. Corvus’ actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to demonstrate evidence of efficacy and safety for CPI-444 during its Phase 1/1b clinical trial; the accuracy of the Company’s estimates relating to its ability to initiate and/or complete IND enabling studies and/or clinical trials; the unpredictability of the regulatory process; regulatory developments in the United States and foreign countries. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Leiv Lea
Chief Financial Officer
LLea@corvuspharma.com
650-900-4522

Media Contact:

Julie Normart, W2O Group
415-946-1087

jnormart@w2ogroup.com

CORVUS PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Operating expenses:
Research and development	$7,119	$2,005	$12,517	$3,928
General and administrative	1,706	327	2,734	618
Total operating expenses	8,825	2,332	15,251	4,546

Loss from operations	(8,825)	(2,332)	(15,251)	(4,546)
Change in fair value of convertible preferred stock liability	—	(17,900)	—	(17,600)
Interest income	180	—	259	1

Net loss	$(8,645)	$(20,232)	$(14,992)	$(22,145)

Net loss per share, basic and diluted	$(0.43)	$(58.42)	$(1.42)	$(68.80)

Shares used to compute net loss per share, basic and diluted	19,959,459	346,339	10,568,562	321,868

CORVUS PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30,	December 31,
	2016	2015
Assets
Cash, cash equivalents and marketable securities	$152,152	$94,386
Other assets	4,769	4,073
Total assets	$156,921	$98,459

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Accounts payable and accrued liabilities and other liabilities	$4,953	$3,780
Convertible preferred stock	—	125,780
Stockholders’ equity (deficit)	151,968	(31,101)
Total liabilities, convertible preferred stock and stockholders’ equity	$156,921	$98,459